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                                                                      EXHIBIT 16

                                                                      J P Morgan
(LETTERHEAD)


February 23, 1998


The Board of Directors
Kapson Senior Quarters Corp.
242 Crossways Park West
Woodbury,  NY  11797

Attention:   Mr. Glenn Kaplan
             Chairman and Chief Executive Officer


Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Kapson Senior Quarters Corp. (the "Company") of the consideration proposed to be paid to them in connection with the proposed acquisition of the Company by Prometheus Acquisition Corp. ("Sub"), a wholly owned subsidiary of Prometheus Senior Quarters LLC (the "Buyer"). Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February, 23, 1998 (the "Agreement"), by and among the Company, the Buyer and Sub, Sub will make a tender offer (the "Offer") for (i) all of the outstanding shares of Common Stock, par value $0.01 per share, of the Company ("Common Stock") at a price of $14.50 per share, net to the seller in cash, without interest (the "Common Stock Offer Price") and (ii) all of the outstanding shares of the $2.00 Convertible Exchangeable Preferred Stock of the Company ("Exchangeable Preferred") at a price per share of $27.93, net to the seller in cash, without interest (the "Exchangeable Preferred Offer Price"). Pursuant to the Agreement, upon consummation of the Offer, Sub will be merged with and into the Company (the "Merger" and, together with the Offer, the "Transaction"), the Company will become a wholly owned subsidiary of the Buyer, each outstanding share of Common Stock will be converted into the right to receive the Common Stock Offer Price and each outstanding share of Exchangeable Preferred will be converted into the right to receive the Exchangeable Preferred Offer Price.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the Tender Offer Statement on Schedule 14D-1 with respect to the Offer (the "Offer to Purchase"); (iii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company; (vi) the audited financial statements of the Company for the fiscal year ended December 31, 1996, and the unaudited financial statements of the Company for the period ended December 31, 1997;

(vii) certain agreements with respect to outstanding indebtedness or obligations of the Company; (viii)

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                                                                     J P Morgan

                                      -2-

certain internal financial analyses and forecasts prepared by the Company and its respective management; and (ix) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Transaction on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Transaction will have the tax consequences described in the Offer to Purchase, and in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement and the Offer to Purchase. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services. Please be advised that, except for the recent open market purchase of common stock of ARV Assisted Living, Inc. on behalf of Lazard Freres Real Estate Investors, LLC, an affiliate of the Buyer, we have no other financial advisory or other relationships with the Company or the Buyer. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company for its own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Transaction is fair, from a financial point of view, to such stockholders.

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                                                                     J P Morgan

                                      -3-

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender shares of Common Stock or Exchangeable Preferred in the Offer or how such stockholder should vote with respect to the Merger. This opinion may be reproduced in full in the Solicitation/ Recommendation Statement on Schedule 14D-9 to be filed by the Company with the Securities and Exchange Commission.


Very truly yours,

J.P. MORGAN SECURITIES INC.


By: /s/ John D. Fowler
   ----------------------
   John D. Fowler
   Managing Director